EXHIBIT B



                                 PROMISSORY NOTE

$2,200,000                                                     October 23, 1996

                  FOR VALUE RECEIVED, THE UNDERSIGNED, SH SECURITIES CO., LLC, a New York limited liability company (the "Borrower") HEREBY PROMISES TO PAY to the order of AMPEX CORPORATION, a Delaware corporation ("Payee"), on October 15, 2001, the principal sum of Two Million Two Hundred Thousand Dollars ($2,200,000), together with interest on the principal amount hereof from time to time outstanding at the rate of 6.72% per annum. Accrued interest on this Note shall be payable on each October 15 and on the date of each payment of the principal hereof until this Note is paid in full.

                  The Borrower shall have the right, at any time, to prepay all or any part of the outstanding principal amount without premium or penalty.

                  The occurrence of any one of the following shall constitute an Event of Default hereunder:

                  (a) The Borrower shall default in the payment of the principal of or accrued interest on this Note when due and such default shall continue for a period of three (3) days after notice from the holder of this Note;

                  (b) The Borrower shall default in the performance of any other term of this Note and such default shall continue for 30 days after notice from the holder of this Note; or

                  (c) The Borrower shall (i) be adjudicated a bankrupt or insolvent; or file a voluntary petition in bankruptcy; or (ii) any involuntary petition in bankruptcy shall be filed against the Borrower which shall not have been discharged within 60 days.

                  Upon the occurrence of an Event of Default, and at any time thereafter while such Event of Default is continuing:

                  (a) the holder of this Note may by written notice to the Borrower declare all or any part of the unpaid balance of this Note immediately due and payable, whereupon such unpaid balance or part thereof shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and the holder of this Note may proceed to enforce payment of such balance or part thereof in such manner as it may elect; and

                  (b) the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate means and may exercise any and all rights afforded a

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secured creditor under the Uniform Commercial Code, including without limitation, enforcement of rights under the Pledge Agreement referred to below.

                  The Borrower hereby agrees to pay on demand reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred or paid by the holder of this Note in enforcing this Note upon the occurrence of an Event of Default.

                  The Borrower hereby waives presentment, demand, notice, protest and other demands and notices in connection with the delivery, acceptance or enforcement of this Note.

                  No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

                  This Note is secured by a pledge with the Payee of certain Collateral under the terms of a Pledge Agreement, of even date, between the Borrower and the Payee.

                  No director, officer, employee, member, manager or stockholder, as such, of the Borrower shall have any liability to the holder of this Note for any obligations of the Borrower under this Note or for any claims based on or in respect of such obligations.

                  All notices hereunder shall be deemed to have been given when delivered in person or, if mailed, when actually received by the party to whom addressed. Such actual receipt shall be presumed if such notice shall be mailed by registered or certified mail, addressed to any party at its address set forth below or at any other address notified in writing to the other parties hereto, and if the sender shall have received back a return receipt.

To the Borrower:                            65 East 55th Street
                                            New York, NY  10022

To the Payee:                               500 Broadway
                                            Redwood City, CA 94063
                                            Attention: Chief Financial Officer

                  This Note shall be governed by the laws of the State of New York.

                             SH SECURITIES CO., LLC


                                            By
                                               ---------------------------------
                                                 Title: Managing Member

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C/M:  11115.0000 414618.5

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